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                                                                    Exhibit 23.2
The Board of Directors
Willow Grove Bancorp, Inc.

We consent to the use of our reports included herein and the reference to our firm under the heading of "Summary - Federal and State Income Tax Consiquences of the Conversion", "The Conversion - Tax Aspects", "Experts", and "Legal and Tax Opinions", in the prospectus of Willow Grove Bancorp, Inc., which is a part of the Registration Statement on the Pre-effective Amendment No. 1 to Form S-1 for Willow Grove Bancorp, Inc. and a part of Amendment No. 1 to the Form AC for Willow Grove Mutual Holding Company and Amendment No. 1 to the Application H-(e)1-S for Willow Grove Bancorp, Inc.

We also consent to the inclusion herein of our tax opinion dated January 24, 2002, relating to the Pennsylvania tax implications of the conversion.

/s/ KPMG LLP
January 28, 2002
Philadelphia, Pennsylvania